UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
United States Steel Corporation
Name of the Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

Commencing on April 4, 2012, United States Steel Corporation sent the following communication to certain of its stockholders.

United States Steel Corporation	United States Steel Corporation 600 Grant Street Pittsburgh, PA 15219-2800 (412) 433–1121

April 4, 2012

Dear Stockholder:

At U. S. Steel’s 2012 annual meeting, you will again be provided the opportunity to cast an advisory vote on the compensation of our named executive officers (Proposal No. 3). ISS Proxy Advisory Services (“ISS”) has recommended that its clients vote against our executive compensation proposal. For the reasons discussed below, we believe ISS’s analysis is erroneous and urge you to vote FOR the executive compensation proposal:

•

ISS’s peer group is flawed, and is inconsistent with ISS’s own stated guidelines for constructing a comparison group. ISS’s peer group is a small sample of companies heavily weighted towards those with substantially lower revenues than U. S. Steel. Specifically:

o	The ISS peer group includes only 12 companies, which is below ISS’s stated guideline of 14 to 24 companies and includes 10 companies with lower revenues than U. S. Steel;

o	Only two companies in the ISS peer group have greater revenues than U. S. Steel;

o	Even though ISS’s guidelines indicate that peer group companies should have revenues at least equal to 50 percent of U. S. Steel’s revenues, 5 of the 12 companies in the ISS peer group have revenues that are less than 50 percent of U. S. Steel’s revenues; and

o	One of ISS’s peer companies is an 81 percent indirectly-owned public subsidiary of a Mexican public company.

Revenue size typically is a principal factor in benchmarking the compensation of public company executives because there is a correlation between revenue size and the scope and complexity of executive responsibilities. ISS’s use of a comparatively small peer group weighted towards low revenue (and in some cases much lower revenue) companies, and including one indirectly-owned subsidiary of a foreign public company, essentially guarantees that the median compensation of the executives in that peer group will be lower than that of U. S. Steel. Plainly stated, ISS’s peer group selection greatly increased the probability of its finding a pay-for-performance disconnect.

•

Using U. S. Steel’s own peer group of 27 companies (which ISS rated a “Low Concern” for benchmarking purposes) to assess U. S. Steel’s pay practices indicates a solid alignment between pay and performance. ISS concluded that the peer group we used for benchmarking purposes raised a “low” level of concern, which is its most favorable assessment category. Our peer group includes nine companies with greater revenues and 18 companies with lower revenues than ours, representing a broader sampling of companies than ISS’s limited, disproportionately weighted peer group. Among our peer group of companies, we ranked at the 67th percentile for revenues, the 59th percentile for total assets and the 33rd percentile for market capitalization. Accordingly, our peer group is far more likely to be a basis for a fair evaluation of pay-for-performance than the peer group selected by ISS. Applying ISS’s relative degree of alignment standard to our peer group would have reduced ISS’s negative relative degree of alignment measurement by over 68 percent, which would have resulted in a “Low Concern” rating on ISS’s pay-for-performance scale.

•

The components of our CEO’s compensation, including payments under our incentive plans and the current value of our long-term equity awards, reflect both a pay-for-performance orientation and sound compensatory practices. The Compensation & Organization Committee made a number of changes to our executive compensation programs in the past year in response to shareholder input and regularly reevaluates our compensation practices in order to align executive pay with performance. We believe the following factors underscore the effectiveness of our pay practices relating to Mr. Surma’s compensation:

o	Mr. Surma’s 2011 short-term incentive payment was only 51 percent of the target award.

o	At December 31, 2011, the realizable value of long-term incentive awards granted to Mr. Surma over the last five years was only 14 percent of the aggregate grant date value for the awards.

o	Mr. Surma’s 2011 long-term incentive award was set at the 28th percentile of the peer group companies (10 percent below the median award value).

o	Mr. Surma received no increase in base salary in 2011.

o	Mr. Surma agreed to the removal of the excise tax gross up provision in his severance agreement.

o	Mr. Surma’s stock ownership requirement was increased from 5 times to 6 times his salary reference point.

o	For 2012, Mr. Surma’s short-term incentive target was reduced from 140 percent to 130 percent of base salary, reflecting the Committee’s 2011 revision of the peer group.

The uncertainties caused by the slow and uneven economic recoveries in North America and the European Union have presented formidable challenges for U. S. Steel in recent years. However, as a result of improved demand in some of the markets we serve and our focus on costs, productivity, quality and customer service, we made significant financial progress in 2011 and we have improved our position in Europe with the sale of U. S. Steel Serbia in January 2012. As we look ahead, we expect market conditions for all three of our operating segments to improve. We believe that our compensation practices have reflected the significant challenges of recent years and will continue to align pay with performance in the future.

In light of the foregoing, we ask that you support the recommendation of our Board of Directors and cast an advisory vote FOR approval of the compensation of our executive officers. If you have already cast a vote against the proposal, we urge you to reconsider that determination and submit a new vote in favor of the proposal.

Thank you for your consideration.

Sincerely,

UNITED STATES STEEL CORPORATION

This communication contains a forward-looking statement with respect to future performance. Although we believe that we have experienced the early stages of a gradual economic recovery, there are signs of continued economic issues in Europe and elsewhere and U. S. Steel cannot control or predict the extent and timing of economic recovery. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statement have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent filings for U. S. Steel.

2